Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 6, 2018 (except for the second through the fourth paragraphs of Note 14, as to which the date is April 4, 2018, and the fifth through the seventh paragraphs of Note 14, as to which the date is April 12, 2018), in Amendment No. 3 to the Registration Statement (Form S-1) and related Prospectus of Vrio Corp. for the registration of shares of its Class A common stock.

/s/ Ernst & Young LLP

Dallas, Texas

April 12, 2018